SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                  Commission File Number 0-18344
(Check  one)
[ ]  Form  10-K  and  Form  10-KSB       [ ]  Form  11-K
[ ]  Form  20-F      [X]  Form  10-Q  and  Form  10-QSB     [ ]  Form  N-SAR

For  period  ended  06-30-02
--------------------------------------------------------------------------------
    Transition  Report  on  Form  10-K  and  Form  10-KSB
    Transition  Report  on  Form  20-F
    Transition  Report  on  Form  11-K
    Transition  Report  on  Form  10-Q  and  Form  10-QSB
    Transition  Report  on  Form  N-SAR

For  the  transition  period  ended
------------------------------------------------

Read  Attached  Instruction  Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PART  I

REGISTRANT  INFORMATION

Full  name  of  registrant:  Sooner  Holdings,  Inc.

Former  name  if  applicable:

Address  of  principal  executive  office  (Street  and  number):  2534  W  I-40

City,  state  and  zip  code:  Oklahoma  City,  OK  73108

PART  II

RULE  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(Check  box  if  appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
[X] will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III

NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to the change of accounting systems and accounting personal the financial statements could not be completed in a timely manner.

PART  IV

OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                            Tom Buxton (405) 842-1120
                    ------------------------------------------
                      (Name)  (Area  Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [x]  Yes   No

(3) Is it anticipated that any significant change in results of operations from the cor-responding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              Yes    No  [x]

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              Sooner  Holdings,  Inc.
                  --------------------------------------------
                  (Name  of  Registrant  as  Specified  in  Charter)



Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 13,  2002                  By:/s/R.C.  Cunningham
                                            ------------------------------------
                                            R.C.  Cunningham,  President  and
                                            Chairman

                                       3